Exhibit (a)(2)
8/19 EMAIL TO EMPLOYEES
Subject: ACTION REQUIRED: Opportunity to Exchange Cash-Settled NTSUP RSUs for Share-Settled LTIP RSUs
All,
We’re pleased to announce an opportunity for you to exchange your current outstanding cash-settled RSUs under the Non-Treasury Share Unit Plan (‘NTSUPs’) for share-settled RSUs under the Long Term Incentive Plan (‘LTIP RSUs’).  Please review the attached Offer to Exchange document for further detail.
Here is what you need to know:
✅ Eligibility
You are eligible if:
•You are a current employee of Galaxy or one of its affiliates.
•You hold at least one outstanding NTSUP as of today, August 19.
🔄 Exchange Details
•Participating in the exchange means you agree to convert all your outstanding NTSUP awards to LTIP RSUs (no partial conversion).
•You’ll receive 1 LTIP RSU for each NTSUP exchanged.
•As an additional incentive, you will receive 5 additional LTIP RSUs upon opting in to the exchange (no matter how many cash-settled NTSUP RSUs that you are exchanging).
📅 Key Dates
•The RSU Exchange Offer window opens today, TUES August 19th at 9:00am EST (‘Commencement Date’) and will close on TUES September 16, 2025 at 11:59 PM ET (20 business days).
•LTIP RSUs will be granted shortly after this date (‘Grant Date’)
•You must remain employed through the Grant Date to receive LTIP RSUs. It is anticipated that the LTIP RSUs will be granted shortly after the offer period window closes on TUES September 16, 2025.
📌 Additional Info
•The vesting schedule of each exchanged RSU will remain the same (additional LTIP RSUs will vest on your next vesting date after the Commencement Date ).
•The fair value of LTIP RSUs will match your current NTSUP RSUs (excluding the 5 additional LTIP RSUs).
•Participation is voluntary and we encourage you to speak with your personal financial and tax advisors to assist you in determining if you should exchange your NTSUPs
•As a reminder, you can access your Fidelity Stock Plan Account to understand how many outstanding NTSUPs you currently have
📥 How to Participate
•You will receive an Election Form via DocuSign from the equity-administration@galaxy.com email handle today.  You will need to sign no later than 11:59 PM ET on TUES September 16, 2025.  No other steps are required.
For any questions, feel free to reach out to equity-administration@galaxy.com.
This email is not an offer to exchange any NTSUPs. There can be no assurance that the NTSUP exchange will be implemented even once it has commenced. We have filed a Tender Offer Statement on Schedule TO with the SEC, including materials explaining the precise terms and timing of the program. You should read these materials carefully, because they contain important information about the NTSUP exchange. You can also obtain the tender offer statement and other documents filed by Galaxy with the SEC free of charge from the SEC’s website at www.sec.gov.